October 22, 2009

Mr. W. Allen Doane
Honolulu, HI 96816

Dear Allen:

This letter confirms the agreement between Alexander & Baldwin, Inc. (the “Company”) and you with respect to the following:

1.           The effective date of your retirement is January 31, 2010.  Commencing on February 1, 2010, and until the later to occur of (a) your 65th birthday or (b) your termination or retirement as a director of the Company, the Company will provide you with the following:

                  (i)Office space on the first floor of the Alexander & Baldwin Building.

                  (ii)Parking space in the Alexander & Baldwin Building garage.

                  (iii)Administrative support of approximately 10 hours per month.

                  (iv)Access to and use of the Company‘s email system.

                  (v)Reimbursement for actual and reasonable out-of-pocket expenses, including, without limitation, travel and other necessary expenses, directly incurred in connection with any cooperation and/or assistance, other than acting in the capacity of a director of the Company, rendered at the request of the Company, but not including lost compensation from other sources.   You will be compensated for such cooperation and/or assistance at an hourly rate of $700.

Please indicate your agreement with the terms of this letter by signing in the space provided below.  Thank you.

Yours very truly,

/s/ Stanley M. Kuriyama

Stanley M. Kuriyama
President

Agreed and accepted:

/s/ W. Allen Doane
W. Allen Doane

Date:  October 22, 2009